Exhibit 10.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of March 2, 2026, is entered into by and between CBIZ, INC., a Delaware corporation (the “Company”), and Chris Spurio (“Consultant”).

R E C I T A L S

WHEREAS, Consultant served as the President, Financial Services, of the Company; and

WHEREAS, Consultant’s employment with the Company and all of its subsidiaries and affiliates (collectively, the “Company Group”) ended effective as of January 31, 2026 (the “Separation Date”); and

WHEREAS, in connection with the end of Consultant’s employment with the Company Group, the Company will pay Consultant severance benefits in the gross aggregate amount equal to (i) Consultant’s most recent former annual base salary, plus (ii) one times Consultant’s average annual short-term incentive received over the three-year period prior to Consultant’s Separation Date (the “Severance Benefits”), with such Severance Benefits subject to the conditions of, and payable in twenty-four (24) semi-monthly installments pursuant to, the Company’s Corporate Executive Severance Policy, including Consultant’s execution and non-revocation of the Separation Agreement and General Release (the “Initial Release”); and

WHEREAS, Consultant shall vest in Consultant’s outstanding long-term incentive equity awards in accordance with the terms of the applicable award agreements; and

WHEREAS, the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on the Effective Date (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Acknowledgements. The Company and Consultant acknowledge and agree that Consultant’s employment with the Company ended on the Separation Date, and Consultant shall be deemed to have automatically resigned from any and all officer, director and manager positions and relinquished all employment-related titles he may have held within the Company Group as of the Separation Date.

2.    Consulting Services.

(a)    Capacity. The Company hereby retains Consultant on a non-exclusive basis with respect to the business of the Company Group for the purpose of assisting and supporting the transition of Consultant’s former responsibilities as requested by the Chief Executive Officer of the Company. Consultant hereby agrees to provide such services, and any others as may be requested by the Chief Executive Officer of the Company, upon the terms and the conditions set forth herein.

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(b)    Term and Operation. This Agreement will commence on February 1, 2026 (the “Effective Date”) and shall continue until January 31, 2027 (the “Term”), unless earlier terminated as set forth in this Section 2(b). Notwithstanding the foregoing, if Consultant fails to execute this Agreement or the Initial Release, or Consultant revokes the Initial Release, then this Agreement shall immediately and automatically terminate and this Agreement and the Company’s obligation to pay any Consulting Fees hereunder will be null and void. This Agreement and the Term will terminate upon the earliest of (i) the expiration of the Term, (ii) automatically on the death or disability of Consultant, or (iii) upon the Company’s notice to Consultant of the termination of this Agreement.

(c)    Compensation. In consideration of Consultant’s performance of the consulting services, during the Term, the Company will pay Consultant a monthly consulting fee of Sixty-Two Thousand Eight Hundred Sixty-Eight Dollars ($62,868) for each full calendar month during the Term, with such amount pro-rated for any partial calendar month except as set forth in this Section 2(c) (the “Consulting Fees”). Subject to the terms of Section 2(e), in the event the Company terminates this Agreement prior to the expiration of the Term, the Company shall continue to pay Consultant (or Consultant’s estate in the event of Consultant’s death) the consulting fee described in the first sentence of this Section 2(c) for the remainder of the Term according to the regular monthly schedule set forth herein.

(d)    Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and documented expenses incurred by Consultant in the performance of Consultant’s duties under this Agreement. Consultant shall not be obligated to make any advance to or for the account of the Company, nor shall Consultant be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided. Notwithstanding the foregoing, all significant expenses to be incurred by Consultant in connection with this Agreement shall require the prior approval of the Chief Executive Officer or Chief Financial Officer of the Company. If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (including any applicable rulings or regulations promulgated thereunder) (“Code Section 409A”), such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Consultant’s lifetime and the lifetime of Consultant’s eligible dependents; (ii) the amount eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Consultant’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(e)    Release of Claims. As a condition to the Company entering into this Agreement and paying the Consulting Fees, Consultant agrees to timely execute and not revoke the Initial Release and an additional release of claims for the benefit of the Company at the conclusion of the Term (in substantially the form attached as Exhibit A), with such requirements collectively referred to as, the “Release Condition”). In the event Consultant fails to satisfy the Release Condition, this Agreement shall immediately and automatically terminate and Consultant shall promptly repay to the Company amounts previously received by Consultant pursuant to this

Agreement, provided that, if Consultant satisfied the Initial Release requirement at the commencement of this Agreement, Consultant shall repay to the Company amounts previously received by Consultant pursuant to this Agreement beyond the value of $1,000.00, in all cases without limiting the Company’s other remedies or impairing any Release Condition. For purposes of clarity, each release of claims contemplated by this Section 2(e) shall set forth the applicable consideration and revocation periods associated with such release of claims. For avoidance of doubt, Consultant acknowledges and agrees that Consultant would not be eligible for the Consulting Fees without entering into this Agreement and satisfying the Release Condition.

(f)    Insider Trading Policy. During the Term, Consultant shall be subject to the Company’s Insider Trading Policy as a Designated Person, unless otherwise determined by the Company’s Chief Legal Officer.
3.    Covenants.

(a)    Confidential Information and Trade Secrets Notice. Except (i) as required in order to perform his obligations under this Agreement, (ii) as may otherwise be required by law or any legal process (in which case Consultant shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), or (iii) as permitted by this Agreement, Consultant shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity any of the Company Group’s Confidential Information at any time, without the prior permission of Company. For purposes of this Agreement, “Confidential Information” of the Company Group shall mean any valuable, competitively sensitive data and information related to the Company Group’s business (the “Business”), including, without limitation, Trade Secrets (as defined below), that are not generally known by or readily available to the Company Group’s competitors other than as a result of an improper disclosure directly or indirectly by Consultant. “Trade Secrets” shall mean information or data of the Company Group in connection with the Business, including, but not limited to, technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. Consultant understands that the federal Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.

(b)    Company Group Property. All records, files, drawings, documents, models, equipment, and the like containing Confidential Information or needed in the Business which Consultant has control over shall not be removed from the Company Group’s premises without its written consent, unless such removal is in the furtherance of the Business or is in connection with Consultant carrying out his duties under this Agreement and, if so removed, shall be returned to the Company Group promptly after termination of Consultant’s services hereunder, or otherwise promptly after removal if such removal occurs following termination of services. The Company

Group shall be the owner of all Trade Secrets and other products relating to the Business developed by Consultant alone or in conjunction with others as part of his services under this Agreement.

(c)    Intellectual Property. In the scope of Consultant’s services under this Agreement, Consultant may be requested, alone or with others, to create, invent, enhance, and modify items which are or could be deemed to be Confidential Information. Consultant acknowledges and agrees that all of such information is intended to be, and will remain, the sole and exclusive property of the Company Group. In addition, Consultant agrees that any and all intellectual property that Consultant invents, discovers, originates, makes, conceives, creates or authors either solely or jointly with others in connection with his services under this Agreement and that is the result of or is substantially derived from Confidential Information (“Intellectual Property”) shall be the sole and exclusive property of the Company Group unless in the public domain. When Consultant’s services under this Agreement terminate, he shall promptly and fully disclose all such Intellectual Property to the Company Group, shall provide the Company with any information that it may reasonably request about such property and shall execute such agreements, assignments or other instruments as may be reasonably requested by the Company Group to reflect such ownership by the Company Group and shall fully cooperate with the Company Group to protect the business relationships of the Company Group and to insure that there will be no unreasonable interference or disruption of such business relationships.

(d)    Return of Property. All Confidential Information, documents and data obtained or prepared by Consultant in the course and scope of Consultant’s engagement under this Agreement are and shall remain the property of the Company Group. Consultant shall return when requested, and in any event promptly upon termination of the Term for any reason, all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company Group’s customers, business plans, marketing strategies, products or processes and/or which contain Confidential Information or Trade Secrets, without keeping copies in any form.

(e)    Non-Solicitation. From the Separation Date, during the Term and for a period of two (2) years following the conclusion thereof (the “Restricted Period”), Consultant shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, whether as an owner, employee, service provider or otherwise, solicit, induce, or encourage any person who is or was employed by, or providing consulting services to, the Company Group during the 12-month period prior to the date of the termination of the Term, to terminate their employment or consulting relationship with the Company Group.

(f)    Non-Interference. During the Restricted Period, Consultant shall not knowingly or purposefully directly or indirectly interfere with the relationship of the Company Group and any employee, agent or representative of the Company Group and shall not knowingly or purposefully, directly or indirectly interfere with the relationships of the Company Group with its customers, dealers, distributors, vendors or sources of supply. After discussing the matter with Consultant, the Company shall have the right, subject to applicable law, to inform any other third party that the Company reasonably believes to be, or to be contemplating, participating with Consultant or receiving from Consultant assistance in violation of this Agreement, and of the rights of Company hereunder, and that participation by any such third party with Consultant in activities in violation of this Section 3(f) may give rise to claims by Company against such third party.

(g)    Non-Disparagement. Except as permitted by this Agreement, Consultant shall refrain, at all times following the Separation Date, from publishing any oral or written statements, including online, to any person or entity that damage or disparage the reputation of Company Group or the Company Group’s business, directors, officers, employees, agents or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company Group under this Section 3(g) are in addition to any and all rights and remedies otherwise afforded by law.

(h)    Conflicts During Term. During the Term, Consultant agrees not to (i) engage in any competition with the Company Group; or (ii) assist any other business to engage in competition with the Company Group, whether as a board member, consultant, investor, employee, or otherwise.

(i)    Modification. If, at any time, any of the provisions of this Section 3 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 3 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Consultant and the Company agree that this Section 3 as so amended shall be valid, binding, and enforceable to the fullest extent permissible as though any invalid or unenforceable provision had not been included herein.

(j)    Acknowledgements. Consultant acknowledges that: (i) as a result of Consultant’s services under this Agreement, Consultant has obtained and will obtain Confidential Information; (ii) the Confidential Information has been developed and created by the Company Group at substantial expense and the Confidential Information constitutes valuable proprietary assets and the Company Group will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term and thereafter, Consultant should divulge such Confidential Information in violation of this Agreement; (iii) the nature of the Business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (iv) the Company Group will suffer substantial damage which will be difficult to compute if, during the term of this Agreement, Consultant should (x) solicit or interfere with the Company Group’s employees, clients or customers, (y) disparage the Company Group, or (z) engage in any competition with the Company Group or assist any other business to engage in competition with the Company Group in violation of this Agreement; (v) the provisions of this Agreement are reasonable and necessary for the protection of the Business; (vi) Consultant will not be precluded from earning a living following the termination of this Agreement if the provisions of this Section 3 are fully enforced; and (vii) the Company would not have entered into this Agreement unless Consultant agreed to be bound by the terms of this Section 3.

(k)    Remedy. Should Consultant engage in or perform any of the acts prohibited by this Section 3, it is agreed that the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Consultant and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such volatile acts. Further, if Consultant engages in or performs and of the acts prohibited by this Section 3, Consultant shall: (i) forfeit the right to any compensation to Consultant under this Agreement beyond $1,000.00; and (ii) repay to the Company any compensation already paid to

Consultant under this Agreement beyond $1,000.00, in all cases without limiting the Company’s other remedies.

4.    Independent Contractor. During the Term, Consultant will at all times be and remain an independent contractor. Consultant shall be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company Group, subject to applicable laws and requirements reasonably imposed by the Company Group. Consultant acknowledges and agrees that, during the Term, Consultant will not be treated as an employee of the Company Group for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of benefits provided to employees of the Company Group or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the Term, to pay any applicable taxes on the fees paid to Consultant. Consultant shall indemnify, hold harmless and defend the Company Group for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Consultant by the Company Group.

5.    Protected Rights. For avoidance of doubt, this Agreement does not prohibit or restrict (a) a disclosure required by applicable law, so long as Consultant provides the Company prompt written notice of any such potential disclosure and reasonably cooperates with the Company to prevent or limit such disclosure, to the extent lawful; (b) a right to participate in any proceeding by, or to communicate with, a government official or agency regarding a potential violation of law, including without limitation the Securities and Exchange Commission, the Occupational Safety and Health Administration, and the Equal Employment Opportunity Commission; and (c) communications with Consultant’s attorney.

6.    Survival. Subject to any limits on applicability contained therein, Section 3 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.

7.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law following any revision pursuant to Section 3(i) above, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

8.    Complete Agreement. This Agreement (which includes Exhibit A) embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, provided that it does not supersede and Consultant expressly reaffirms Consultant’s agreement to comply with any other post-employment or engagement obligations that Consultant may have to the Company Group under the Initial Release and the Confidentiality, Work Product, Non Solicitation of Clients, and Non Solicitation of Employees covenants included in the

Confidentiality and Non-Solicitation Agreement between Consultant and the Company dated April 6, 2004) or an agreement to arbitrate claims (“Existing Obligations”), which are incorporated herein by reference, and those Existing Obligations shall remain in full force and effect pursuant to the terms of such agreements.

9.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which together shall constitute one agreement.

10.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

11.    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Ohio.

12.    Arbitration. Unless prohibited as a matter of law from being adjudicated in arbitration, any and all disputes between the Company and Consultant (referred to in this Section as the “Parties” or individually as a “Party”) arising out of, or relating to, this Agreement shall be submitted to final and binding arbitration before JAMS, in Cleveland, Ohio, for resolution in accordance with the JAMS Comprehensive Arbitration Rules & Procedures. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”). The Parties waive any and all rights to a judge or jury trial and/or administrative hearing of their disputes and agree to resolve such disputes only though final and binding individual arbitration to the fullest extent permitted by law. The decision of the arbitrator shall be final and binding upon the Parties and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court of competent jurisdiction in Cleveland, Ohio. Each of the Parties shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator, and each Party shall bear an equal portion of the arbitrator’s and arbitral forum’s fees. Notwithstanding the foregoing, a Party may apply to a court of competent jurisdiction in Cleveland, Ohio for temporary or preliminary injunctive relief in connection with any controversy arbitrable under this Agreement, but only upon the ground that the award to which the Party may be entitled may be rendered ineffectual without such provisional relief.

13.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. Notwithstanding the foregoing, Company or Consultant may apply to a court of competent jurisdiction in Cleveland, Ohio for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that an award to which that party may be entitled may be rendered ineffectual without such provisional relief.

14.    Independence.

a.    Consultant agrees that, during the Term and for a period thereafter equal to the longest vesting period on any performance share units of the Company held by Consultant, Consultant agrees that: (a) Consultant will not accept or serve in a financial reporting oversight role or key position, including in a board role, at any attest client (or affiliated entity thereof) of CBIZ CPAs P.C. (“CBIZ CPAs”), (b) Consultant and Consultant’s immediate family members will not hold greater than a 5% ownership interest in any attest client (or affiliated entity thereof) of CBIZ CPAs, (c) Consultant and Consultant’s close family members will not control any attest client (or affiliated entity thereof) of CBIZ CPAs, and (d) Consultant shall consult with the Chief Independence and Ethics Officer of CBIZ CPAs, Rashi Ray, prior to accepting any new board position or other role that may constitute a financial reporting oversight role or key position, and/or prior to investing as a beneficial owner in more than 5% of the equity securities of any entity.

b.    For purposes of Section 14(a) above, the following definitions shall apply:

i.“Financial reporting oversight role” shall mean a role in which a person is in a position to or does exercise influence over the contents of an entity’s financial statements or anyone who prepares them, such as when the person is a member of the board of directors or similar management or governing body, chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer, or any equivalent position.

ii.“Key position” means a position in which an individual has (A) primary responsibility for significant accounting functions that support material components of the financial statements; (B) primary responsibility for the preparation of the financial statements; or (C) the ability to exercise influence over the contents of the financial statements, including when the individual is a member of the board of directors or similar governing body, chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer, or any equivalent position. For purposes of attest engagements not involving financial statements, a key position is one in which an individual is primarily responsible for, or able to influence, the subject matter of the attest engagement.

iii.“Immediate family member” means a person’s spouse, spousal equivalent, or dependents.

iv.“Close family member” means a person’s spouse, spousal equivalent, parent, dependent, nondependent child, and sibling.

v.“Control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

15.    Code Section 409A Compliance. This Agreement is intended to be operated in compliance with the provisions of Code Section 409A. In the event that any provision of this Agreement fails to satisfy the provisions of Code Section 409A and cannot be amended, modified, or terminated, then such provision shall be void and shall not apply to Consultant, to the extent practicable. In the event that it is determined to not be feasible to so void a provision of this

Agreement as it applies to any amount payable to or on behalf of Consultant, such provision shall be construed in a manner so as to comply with the requirements of Code Section 409A. In the event Consultant is a “Specified Employee” (as defined under Code Section 409A) upon Consultant’s Separation Date, then any and all payments or benefits provided under this Agreement or otherwise that are “deferred compensation” under Code Section 409A and paid on account of a “separation from service” shall commence being paid at the date which is the earlier of (a) the expiration of the six (6) month period after Consultant’s “separation from service” or (b) Consultant’s death. At such time, Consultant shall receive one lump sum catch-up payment equal to the amount that would have been paid over the previous six (6) month period or the period prior to death, as applicable. All remaining benefits or payments, if any, shall be paid as otherwise provided for under this Agreement or applicable arrangement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                        CBIZ, INC.

                        By:     /s/ Elizabeth Newman
                            Name: Elizabeth Newman
                            Title:    Chief Human Resources Officer

                        CONSULTANT

                        /s/ Chris Spurio
                        Chris Spurio

EXHIBIT A

Release of Claims at Conclusion of Term

See attached.

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